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                         CLEAN DIESEL TECHNOLOGIES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   THE COMMITTEE TO RESTORE STOCKHOLDER VALUE
                         AND INTEGRITY FOR CLEAN DIESEL
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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


                   The Committee to Restore Stockholder Value
                                 and Integrity
                                for Clean Diesel


Dear Stockholders:

There are significant opportunities for Clean Diesel Technologies, Inc. (NASDAQ:
CDTI) - but there are serious issues to be resolved and these issues need to be resolved quickly.

THE ISSUES:
-----------

1. Clean Diesel's corporate officers are DESTROYING STOCKHOLDER VALUE. Management's actions have caused the stock price to decline 90% over the last 24 months. Revenues have cratered, plummeting 84%. Management has refused to pursue leads and close sales in promising new markets, and instead has focused solely on selling the company. The proposed merger with Catalytic Solutions, Inc. (CSI) means that your company with four times the market capitalization of CSI will receive less than 40% of the combined entity. We believe this value for Clean Diesel stockholders defies comprehension.

2. Clean Diesel's Board of Directors is NOT PROTECTING THE INTERESTS OF STOCKHOLDERS. The board is not compliant with NASDAQ rules for independent directors and audit committee independence. Two independent directors have resigned. Only one independent director is left. Ignoring fiduciary duty to stockholders and violating NASDAQ rules, Clean Diesel is recklessly operating with a single member audit committee. In our opinion, Clean Diesel's viability as a public company is being seriously threatened under current management.

3. CLEAN DIESEL'S BOARD HAS EXPOSED THE COMPANY TO POTENTIALLY SIGNIFICANT LEGAL LIABILITIES UNDER U.S. SECURITIES LAWS. The former Chief Financial Officer addressed the board about conflicts of interest on your Board of Directors. The former CFO also addressed issues critical to the proper management and direction of the company, including the ethical tone that is set at the top of the company. The following day the former CFO was instructed by the CEO to not return to the office. An independent director subsequently resigned. The company is currently under investigation for potential Sarbanes-Oxley violations and is the subject of a potential whistleblower suit. We believe the Board should have informed stockholders of these material events. In our opinion, the current Board of Directors is out of control.

4. CLEAN DIESEL'S CHAIRMAN, IN AN ACT OF POTENTIAL SELF-DEALING, HAS INITIATED A MERGER WITH A COMPANY ON THE VERGE OF BANKRUPTCY. The Chairman stands to make $821,000 for raising $1 million and consummating the reverse merger transaction. The Chairman persuaded his board into approving the merger despite concerns raised by former CFO and board members.

5. Consider MANAGEMENT'S WASTE OF CORPORATE ASSETS AND DESTRUCTION OF STOCKHOLDER VALUE! In February 2009 when the current CEO was installed, our share price was $1.70 with cash and equivalents of $10 million. Recently, the share price reached $0.95 and cash and equivalents fell to $3.5 million. This inexperienced CEO continues blaming others rather than acting prudently. There is no accountability to stockholders. The CEO's 2009 compensation of approximately $600,000 is almost 50% of the 2009 revenue. When the current chairman was installed in August 2009, the share price was $1.58 with cash and equivalents of $6 million. This chairman entered into a lucrative financial consulting agreement with Clean Diesel which was approved by his board. His consulting contract calls for $120,000 per annum in addition to his $60,000 per year compensation as Chairman of the board. He is also to be rewarded for selling the company whether the sale or merger is in the best interest of stockholders or not. The deal he arranged with a virtually bankrupt company has already reduced the value of your stock by one third since announcement.

6. Lavish misappropriation of stockholder money. In the first compensation committee meeting of the board that the current Chairman attended: "Mr. Park suggested a change in company policy to enable Directors and employees to use business class when traveling by air. After discussion, the Committee agreed that a rigid policy mandating economy class in all circumstances is not appropriate. Mr. Park suggested that there be a policy change to recognize that travel by business class is often more efficient " as per the committee minutes. Prior to that because of the financial condition of the company, all employees and directors were restricted to economy fare travel. We believe business class travel is an irresponsible use of stockholder money.

7. Failure to assess strategic alternatives. The board and the current management continue burning cash for plans that have no promise of generating cash or profits, hastening the demise of Clean Diesel while asserting there are no viable options. The board has refused to assess alternative strategies for the company. For example, the board has never received a proper appraisal of Clean Diesel's intellectual property portfolio which, in the opinion of this committee, has significant intrinsic value.

8. Dilution, dilution, dilution - carefully read the Form S-4 Registration Statement filed with the SEC. Note that four million warrant shares of Clean Diesel common stock are only footnoted on dilution tables.

9. The proposed merged company will have insufficient initial cash to ensure a viable business. Clean Diesel is required to have $4.5 million cash at closing; CSI is required to have $2 million cash at closing for 60%. Per CSI's Management Discussion and Analysis of Financial Condition and Results of
Operations:

"CSI has suffered recurring losses and negative cash flows from operations since
inception, and CSI's working capital is severely limited.   CSI is not currently
in compliance with certain of its covenants under its agreement with Fifth Third
Bank   As of December 31, 2009, CSI had an accumulated deficit of approximately
$149.3 million and a working capital deficit of $4.4 million. CSI's access to working capital continues to be limited and its debt service obligations and projected operating costs for 2010 exceed its cash balance at December 31, 2009. Failure to recapitalize or to renegotiate payment terms for debt due will result in CSI not having sufficient cash to operate. These matters raise substantial
doubt about CSI's ability to continue as a going concern.   At this time CSI
cannot provide any assurances that it will be successful in its continuing efforts to recapitalize the balance sheet or work with its lenders on loan modifications. In the event that CSI is not successful in the immediate future, CSI will be unable to continue operations and may be required to file bankruptcy. There can be no assurances that CSI will be able to reorganize through bankruptcy and might be forced to effect a liquidation of its assets."


THE  OPPORTUNITIES:
-------------------

WE HAVE A PLAN FOR SAVING CLEAN DIESEL and rebuilding stockholder value for you. The board and the current management continue to squander cash, misappropriate corporate assets, turn down sales prospects, and conspire to sell the company at any price. We need to act.

WE HAVE ATTRACTED A SLATE OF QUALIFIED, INDEPENDENT BUSINESS people to serve on your Board of Directors. We are proposing the election of new, independent directors. Among others, the head of a major Railroad entity has agreed to serve as Chairman of the new Board of Directors.

OUR PLAN IS BASED ON BUILDING SALES AND PROFITS BY PURSUING MARKETS THAT HAVE OPENLY EXPRESSED THE NEED FOR OUR PRODUCT TO INCREASE FUEL ECONOMY. We will do business the old fashioned way. We have spent four years listening to customers. We know that there are big customers-American railroads as a start-that need Clean Diesel's product.

WE BELIEVE IN A LEAN ORGANIZATION FOCUSED ON SALES. That means we intend to significantly reduce the existing corporate overhead ($6.1 million selling, general and administrative costs in 2009). We are shocked at the fact that the current CEO of Clean Diesel has made only one customer visit in his 18 months in office. We believe it is essential to preserve corporate resources for viable strategies, and that means immediately stopping current management's cash burn. We will exit unprofitable businesses and start by opening the channels to those that are already requesting Clean Diesel's products.

WE WILL HAVE THE CLEAN DIESEL INTELLECTUAL PROPERTY PORTFOLIO ASSESSED.   We
believe there is hidden value in the company's IP that can be extracted for stockholder benefit. We have a commitment from a firm that has been evaluating technologies for 40 years to assess Clean Diesel technologies for us.

OUR  GOAL  IS  TO  RESTORE  STOCKHOLDER  VALUE.


On Behalf of the Committee to Restore Stockholder Value and Integrity for Clean Diesel,


/s/ Andrew Merz Hanson
----------------------
Andrew Merz Hanson, CFA, Chairman
John J. McCloy II
Ann B. Ruple, CPA


We appreciate your support, and if you have any questions, contact us at info@RestoreCleanDiesel.com. You can learn more about how Clean Diesel's
---------------------------
current management is destroying stockholder value, the self-interested actions of management and the sitting board, and our board candidates at
www.RestoreCleanDiesel.com.
--------------------------